Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into this 31st day of August, 2020 (the “Effective Date”), by and between Delcath Systems, Inc., a Delaware corporation (the “Company”), and Gerard Michel (the “Executive”). The Executive and the Company are collectively referred to as the “Parties.”

WHEREAS, the Company desires to employ the Executive on the terms and conditions set forth herein; and

WHEREAS, the Executive desires to be employed by the Company on such terms and conditions.

NOW, THEREFORE, in consideration of the mutual covenants, promises, and obligations set forth herein, the Parties agree as follows:

1. Employment and Duties.

1.1 Employment. The Company agrees to employ Executive, and Executive hereby accepts employment with the Company, to serve as the Company’s Chief Executive Officer, upon the terms and subject to the conditions set forth in this Agreement. The date on which Executive’s employment will commence is referred to herein as the “Start Date” and the period during which Executive is employed by the Company is referred to herein as the “Employment Period.” The Company acknowledges and agrees that, as a result of Executive’s pre-existing obligations and scheduling conflicts, the Parties shall mutually agree to the Start Date, but it shall not be later than October 1, 2020. The effective date on which the Executive’s Employment Period ends for any reason or no reason is referred to herein as the “Termination Date.”

1.2 At-Will Employment. Notwithstanding anything in this Agreement to the contrary (but without limiting the Executive’s rights under Section 4 hereof), the Company and the Executive understand and agree that the Executive is employed at-will, and either the Executive or the Company can terminate their employment relationship at any time, for any reason or no reason, with or without cause, and with or without notice.

1.3 Position and Duties. During the Employment Period, Executive shall serve as the Company’s Chief Executive Officer and shall report directly to the Board of Directors. Executive shall have the duties, responsibilities, and authority customary for such a position in an organization of the size and nature of the Company, subject to the Company’s Board of Directors’ or its designee’s (collectively, the “Board”) ability to expand, change or limit such duties, responsibilities, and authority in their sole discretion. In addition, upon the Start Date, the Executive shall be appointed, and Executive agrees to serve, as a member of the Board for no additional compensation. Thereafter, during the Employment Period and provided that the Company’s common stock is publicly traded, the Company shall cause the Nominating and Corporate Governance Committee of the Board to nominate Executive to serve as a member of the Board each year that Executive’s term of Board service is to be slated for reelection to the Board. If, during the Employment Period, the Company’s common stock becomes no longer publicly traded, Executive shall be a member of the Board while Executive is serving as Chief Executive Officer. For the avoidance of doubt, it is agreed that it shall not be “Good Reason” within the meaning of Section 4.2(b) below in the event the Board’s Nominating and Corporate Governance Committee (or equivalent committee), in the exercise of its fiduciary duties, determines not to nominate Executive for election or reelection as a director of the Company while Executive is serving as Chief Executive Officer.

1.4 Outside Activities. Executive shall report directly to the Board, and Executive shall devote substantially all of Executive’s business time and attention to the performance of the Executive’s duties hereunder and will not engage in any other business, profession, or occupation for compensation or otherwise which would conflict or interfere with the performance of such duties hereunder either directly or indirectly without the prior written consent of the Board. Notwithstanding the foregoing, the Executive will be permitted to serve on the board of directors of one public, private or non-profit entity so long as that board service does not conflict or interfere with the Executive’s duties owed to the Company and is disclosed in writing and in advance to the Company’s Board. For the avoidance of doubt, Executive shall not serve as a member of a board of directors of a for-profit company which is a competitor of the Company as determined by the Board. Executive shall also comply with all written and disseminated policies, rules and regulations of the Company, including without limitation the Company’s Code of Business Conduct and Ethics.

1.5 Place of Performance. During the Employment Period, Executive’s principal place of employment shall be the Company’s principal corporate office as it may be located from time to time. As of the Start Date, the Company’s principal corporate office is located at 1633 Broadway, Suite 22C, New York, New York 10019, and any relocation shall require the approval of the Board. For the first eighteen (18) months of the Employment Period and provided that the Company’s principal corporate office remains in New York throughout such 18-month period, Executive agrees that he will be regularly present and working onsite at the Company’s principal corporate office in New York for at least four business days per workweek, excluding business-related travel and permitted paid time off, subject to any prohibition of onsite work at the Company’s principal corporate office in New York as may be mandated by applicable law or executive order in furtherance of public health and safety (including due to the COVID-19 pandemic). Provided that onsite work at the Company’s principal corporate office in New York is not prohibited by applicable law or executive order due to the COVID-19 pandemic or other public health or safety emergency, Executive shall be expected to fulfill the obligation of regularly working onsite at the Company’s principal corporate office so long as at least one or more other executive employees of the Company is working onsite at the principal corporate office. The Executive acknowledges that he may be required to travel from time to time in the course of performing his duties for the Company.

1.6 No Breach of Contract. Executive represents to the Company that: (i) the Executive is not bound by any employment, consulting, non-compete, confidentiality, trade secret, or similar agreement or any judgment, order, or decree that would prevent, or be violated by, the Executive entering into this Agreement or carrying out his duties hereunder; and (ii) the Executive understands the Company will rely upon the accuracy and truth of the representations and warranties of the Executive set forth herein and the Executive consents to such reliance.

2. Compensation.

2.1 Base Salary. During the Employment Period, the Company shall pay the Executive a base salary (the “Base Salary”), which shall be paid in accordance with the Company’s regular payroll practices in effect from time to time, but not less frequently than monthly. The Executive’s Base Salary shall be at an annualized rate of Four Hundred Fifty Thousand and 00/100 Dollars ($450,000) and shall be subject to an annual review by the Board’s Compensation and Stock Option Committee (the “Compensation Committee”).

2.2 Incentive Bonus. During the Employment Period, Executive will be eligible to participate in the Company’s Annual Incentive Plan (AIP), as such plan may be amended from time to time; provided, however, that participation in the AIP is not a guarantee that a bonus award will be paid. For each fiscal year of the Employment Period (and pro-rated for the 2020 fiscal year based upon Executive’s period of employment for the year), Executive will be considered for an annual incentive bonus (the “Annual Incentive”) with an annual target bonus opportunity equal to fifty percent (50%) of Executive’s then current Base Salary. The actual award, if any, of an Annual Incentive will be determined based on the performance of the Company and Executive and will be determined at the discretion of the Board or the Compensation Committee. Any Annual Incentive payable hereunder shall be paid during the fiscal year following the year to which the Annual Incentive relates (but no later than sixty (60) days after the Company’s filing per SEC Guidelines of the Company’s 10K Annual Report for the completed fiscal year to which the Annual Incentive relates), provided, however, that except under the limited circumstances set forth in Section 4.5 below, Executive must be (i) employed by the Company and (ii) not have received notice from the Company that Executive’s employment is being terminated for Cause (as defined below) as of the date the Annual Incentive is paid in order to be eligible for and earn any Annual Incentive.

2.3 Stock Option Grant. As of the Start Date, the Company will deliver to Executive a Stock Option Award Agreement (the “Award Agreement”) to purchase 498,000 shares of the Company’s common stock (the “Initial Stock Option Grant”). The Initial Stock Option Grant will be subject to the terms of the Company’s 2020 Omnibus Equity Incentive Plan and to the terms and conditions specified in the Award Agreement (in the form determined by the Compensation Committee or the Board in its absolute and sole discretion); provided that such Award Agreement will reflect that (i) the Initial Stock Option Grant will vest ratably over the 36-month period beginning on the Start Date (i.e., 1/36th will vest at the end of each month during said 36-month period), subject to Executive’s continued service with the Company on each respective vesting date; (ii) the exercise price of the Initial Stock Option Grant as to the first 396,000 shares to vest shall be equal to the closing trading price per share of the Company’s common stock on the Start Date; (iii) the exercise price of the Initial Stock Option Grant as to the next 51,000 shares to vest shall be equal to 1.5 times the closing trading price per share of the Company’s common stock on the Start Date; and (iv) the exercise price of the Initial Stock Option Grant as to the remaining 51,000 shares to vest shall be equal to 2.0 times the closing trading price per share of the Company’s common stock on the Start Date. Thereafter, during the Employment Period, Executive shall be eligible to participate in the Company’s 2020 Omnibus Equity Incentive Plan or any successor plan, subject to the terms, conditions and vesting provisions of the 2020 Omnibus Equity Incentive Plan and any applicable award agreement as and to the extent determined by the Compensation Committee or the Board in its sole and absolute discretion. For the avoidance of doubt, the type and amounts and any awards granted to Executive under the 2020 Omnibus Equity Incentive Plan (other than the Initial Stock Option Grant) shall be determined by the Compensation Committee or the Board in its absolute and sole discretion.

3. Benefits.

3.1 Retirement, Welfare and Fringe Benefits. During the Employment Period, Executive shall be entitled to participate in all retirement and welfare benefit plans and programs (which currently include medical, dental and vision coverage and a 401(k) plan), and fringe benefit plans and programs, made available by the Company to the Company’s executive officers generally, in accordance with the eligibility and participation provisions of such plans and as such plans or programs may be in effect from time to time. Notwithstanding the foregoing, the Company may modify or terminate any employee benefit plan for its executives and its employees generally at any time to the extent consistent with applicable law and the terms of the applicable benefit plans.

3.2 Paid Time Off. During the Employment Period, Executive will participate in the Company’s paid time off (“PTO”) programs, which shall entitle him to take up to four weeks of paid time off per year (inclusive of vacation time, personal time, and paid sick time off as mandated by state or local paid sick leave laws, and prorated for partial years) in accordance with the Company’s current PTO policy. Executive shall also be entitled to all paid holidays given by the Company to its employees.

3.3 Reimbursement of Business Expenses. Executive shall be entitled to reimbursement for all reasonable and necessary out-of-pocket business, entertainment, and travel expenses incurred by Executive in connection with the performance of the Executive’s duties hereunder in accordance with the Company’s expense reimbursement and pre-approval policies and procedures in effect from time to time. The manner of travel shall be according to Company policy.

3.4 Reimbursement of Temporary Living Expenses. For no longer than the first eighteen (18) months of the Employment Period, the Company will reimburse Executive up to $6,500 per month to cover Executive’s temporary expenses incurred in connection with traveling to and living in the New York City tristate area to work onsite at the Company’s principal corporate office, including but not limited to temporary housing or a longer term lease, commuting expenses and other reasonable temporary living-related items (collectively “Temporary Living Expenses”). Appropriate supporting documentation (i.e. itemized receipts) of the Temporary Living Expenses must be submitted within forty-five (45) days after the Temporary Living Expenses were incurred and prior to reimbursement. The Company will determine in its reasonable judgment what, if any, of the Executive’s reimbursed Temporary Living Expenses are for nondeductible expenses in accordance with applicable law and will comply with associated withholding and tax reporting obligations. For the avoidance of doubt, in no event shall Executive be entitled to receive more than $120,000 for Temporary Living Expenses in the 18-month period following the Start Date.

4. Termination. Notwithstanding Section 1.2 of this Agreement and without modifying the at-will nature of the employment relationship between Executive and the Company, Executive’s at-will employment and the Employment Period shall terminate on the first of the following to occur:

4.1 Termination as a Result of Executive’s Death or Disability. Executive’s at-will employment and the Employment Period hereunder shall terminate automatically upon Executive’s death and may be terminated by the Company upon Executive’s “Disability” (as hereinafter defined). If Executive’s employment hereunder is terminated by reason of Executive’s death or Disability, Executive’s (or Executive’s estate’s) right to benefits under this Agreement will terminate as of the date of such termination and all of the Company’s obligations hereunder shall immediately cease and terminate, except that Executive or Executive’s estate, as the case may be, will be entitled to receive (i) payment of any unpaid Salary through the Termination Date, (ii) reimbursement for any unreimbursed business expenses and Temporary Living Expenses incurred through the Termination Date as are reimbursable pursuant to this Agreement and Company policy, (iii) payment of any accrued but unused paid time off in accordance with the Company’s policy in effect at such time, and (iv) all other payments, benefits and rights to which the Executive shall be entitled as of the Termination Date under the terms of any applicable benefit, incentive, equity or fringe benefit plan, program or arrangement or grant or this Agreement (collectively, the “Accrued Benefits”). For the avoidance of doubt, in the event of Executive’s termination as a result of death or Disability, the treatment of (x) the Initial Stock Option Grant shall be in accordance with the Award Agreement and 2020 Omnibus Equity Incentive Plan; and (y) any other equity-based award that may be granted to Executive shall be in accordance with the 2020 Omnibus Equity Incentive Plan (or any successor thereto) and any applicable award agreement. As used herein, Executive’s “Disability” shall have the meaning set forth in any long-term disability plan in which Executive participates, and in the absence thereof shall mean the determination in good faith by the Board that, due to physical or mental illness, Executive is unable to perform the essential functions of Executive’s employment with the Company, even with reasonable accommodation that does not impose an undue hardship on the Company, for more than 90 days in any 180-day period, unless a longer period is required by federal or state law, in which case such longer period shall apply. If Disability has occurred, termination of Executive’s employment hereunder shall occur within thirty (30) days after written notice of such termination is given (which notice may be given before the end of the 90-day period described above so as to cause termination of employment to occur as early as the last day of such period).

4.2 Termination by Executive for Good Reason; Termination by the Company other than for Cause.

(a) Executive may terminate Executive’s at-will employment and the Employment Period hereunder for “Good Reason” (as hereinafter defined), if Good Reason exists, upon at least five (5) days’ prior written notice to the Company, subject to the notice and cure period specified in Section 4.2(b) below, and the Company may terminate Executive’s at-will employment and the Employment Period hereunder other than for “Cause” (as hereinafter defined), upon at least five (5) days’ prior written notice to the Executive, in each case with the consequences set forth in this Section 4.2. For the avoidance of doubt, a termination due to Executive’s death or Disability is not a termination by the Company other than for Cause.

(b) If Executive’s at-will employment and the Employment Period hereunder are terminated by Executive for Good Reason or by the Company other than for Cause, then Executive shall be entitled to the Accrued Benefits and, subject to Executive entering into and not revoking a general release of claims in favor of the Company pursuant to Section 4.6 below, and Executive fully complying with the Restrictive Covenants Agreement, Executive shall also be entitled to:

(i) A severance payment equal in the aggregate to twelve (12) months of Executive’s annual Base Salary at the time of termination, payable in twelve (12) equal monthly installments (and subject to applicable withholdings and deductions) beginning on the last Company payroll date of the first full month following termination of employment; and

(ii) If Executive timely and properly elects health plan (medical, dental and/or vision) continuation coverage under COBRA, the Company shall reimburse Executive in an amount equal to the difference between the monthly COBRA premium paid by the Executive for Executive and the Executive’s dependents and the monthly premium amount paid by similarly situated active executives under the Company’s group health plans. Such reimbursement shall be paid to the Executive on or by the last day of the month immediately following the month in which the Executive timely remits the premium payment. Executive shall be eligible to receive such COBRA premium reimbursement until the earliest of: (x) the twelve-month anniversary of the Termination Date; (y) the date the Executive is no longer eligible to receive COBRA continuation coverage; and (z) the date on which the Executive becomes eligible to receive substantially similar coverage from another employer.

For purposes of this Agreement, “Good Reason” shall mean a termination of the Executive’s employment by means of resignation by the Executive after the occurrence (without the Executive’s consent) of any one or more of the following conditions: (i) a material reduction in the Executive’s rate of Base Salary other than as part of an across-the-board salary reduction that applies in the same manner to all senior executives; (ii) a material diminution in the Executive’s authority, duties, or responsibilities; or (iii) a material breach by the Company of this Agreement; provided, however, that any such condition or conditions, as applicable, shall not constitute grounds for a termination with Good Reason unless (x) the Executive provides written notice to the Company of the condition claimed to constitute grounds for a termination with Good Reason within thirty (30) days after the initial existence of such condition(s); and (y) the Company fails to remedy such condition(s) within thirty (30) days of receiving such written notice thereof; and (z) the Executive terminates the Executive’s employment within sixty (60) days after the end of the Company’s time to cure. If the Company cures the Good Reason condition during the 30-day cure period, Good Reason shall be deemed not to have occurred.

(c) In the event Executive terminates his employment for Good Reason or the Company terminates Executive’s employment other than for Cause, the treatment of the Initial Stock Option Grant and any other equity-based award that may be granted to Executive shall be in accordance with the applicable Award Agreement and the 2020 Omnibus Equity Incentive Plan (or any successor thereto).

4.3 Termination by the Executive without Good Reason.

(a) The Executive’s at-will employment by the Company and the Employment Period may be terminated by the Executive without Good Reason with no less than sixty (60) days’ advance written notice to the Company (such notice to be delivered in accordance with Section 18). In such event, the Company will make no further payments to Executive other than the Accrued Benefits through the Termination Date, provided, however, that for the avoidance of doubt, Executive’s salary shall continue to be earned through the Termination Date. In the event Executive terminates his employment without Good Reason, the treatment of the Initial Stock Option Grant and any other equity-based award that may be granted shall be in accordance with the applicable Award Agreement and the 2020 Omnibus Equity Incentive Plan (or any successor thereto).

(b) During the 60-day notice period for a resignation without Good Reason, the Company may relieve Executive of day-to-day duties and/or require Executive to work from home or, in the Company’s sole discretion, accelerate such notice period and the Termination Date and accept Executive’s resignation with immediate or earlier effect (which shall not be deemed a termination without Cause by the Company).

4.4 Termination by the Company for Cause. The Company may terminate Executive’s at-will employment by the Company and the Employment Period hereunder at any time for “Cause” (as hereinafter defined) whereupon the Company shall have no further obligation hereunder to Executive, except for payment of the Accrued Benefits. For purpose of this Agreement, “Cause” shall mean, as reasonably determined by the Board based on the information then known to it, that one or more of the following has occurred: (a) the Executive has committed a felony under the laws of the United States or any relevant state, or a similar crime or offense under the applicable laws of any relevant foreign jurisdiction; (b) the Executive has engaged in acts of fraud, dishonesty, gross negligence, or gross misconduct, including abuse of controlled substances, that is materially injurious to the Company, its affiliates or any of their business partners, customers, clients or employees; (c) the Executive willfully fails to perform or uphold his material duties under this Agreement and/or fails to comply with reasonable and lawful directives of the Board; (d) any material breach by the Executive of any provision of this Agreement (including Exhibit A as referenced in Section 5) or of any other contract to which Executive is a party with the Company or any affiliate, including any containing confidentiality, trade secret, noncompetition, nonsolicitation, inventions, and/or similar provisions; (e) any material violation of the Company’s Code of Business Conduct and Ethics or another material written policy; or (f) any material breach by Executive of Executive’s fiduciary duties to the Company or any affiliate; provided, that with respect to any breach or violation relating to (c), (d), (e) or (f) that is curable by Executive, as determined by the Board in good faith, the Company has provided Executive written notice of the material breach and Executive has not cured such breach, as determined by the Board in good faith, within fifteen (15) days following the date the Company provides such notice. In the event the Company terminates Executive’s employment for Cause, the treatment of the Initial Stock Option Grant and any other equity-based award that may be granted to Executive shall be in accordance with the applicable Award Agreement and the 2020 Omnibus Equity Incentive Plan (or any successor thereto).

4.5 Change in Control Termination. Notwithstanding any other provision contained herein, if the Executive’s at-will employment and the Employment Period hereunder are terminated by the Executive for Good Reason or by the Company without Cause (other than on account of the Executive’s death or Disability), in each case within three (3) months before or twelve (12) months following a “Change in Control” (as defined in the 2020 Omnibus Equity Incentive Plan), the Executive shall be entitled to receive the Accrued Amounts and, subject to Executive entering into and not revoking a general release of claims in favor of the Company pursuant to Section 4.6 below, and Executive fully complying with the Restrictive Covenants Agreement, the Executive shall be entitled to receive the following:

(a) A severance payment equal in the aggregate to twelve (12) months of Executive’s annual Base Salary at the time of termination, payable in twelve (12) equal monthly installments (and subject to applicable withholdings and deductions) beginning on the last Company payroll date of the first full month following termination of employment;

(b) If Executive timely and properly elects health plan (medical, dental and/or vision) continuation coverage under COBRA, the Company shall reimburse Executive in an amount equal to the difference between the monthly COBRA premium paid by the Executive for Executive and the Executive’s dependents and the monthly premium amount paid by similarly situated active executives under the Company’s group health plans. Such reimbursement shall be paid to the Executive on or by the last day of the month immediately following the month in which the Executive timely remits the premium payment. Executive shall be eligible to receive such COBRA premium reimbursement until the earliest of: (x) the twelve-month anniversary of the Termination Date; (y) the date the Executive is no longer eligible to receive COBRA continuation coverage; and (z) the date on which the Executive becomes eligible to receive substantially similar coverage from another employer;

(c) The Company will pay Executive a prorated Annual Incentive for the fiscal year in which the Termination Date occurs, as determined by the Board or Compensation in its discretion based on its assessment of the actual performance of the Company and Executive, subject and according to the terms of the discretionary AIP, following completion of the fiscal year of the termination. The amount of any such Annual Incentive shall be prorated based on the number of days of Executive’s employment during the fiscal year of termination and will be payable in a lump sum within the time described in Section 2.2 as if Executive’s employment had continued; and

(d) All then-outstanding unvested stock options granted to the Executive during the Employment Period shall become fully vested and exercisable upon the Termination Date, subject to the otherwise applicable terms of the Award Agreement, 2020 Omnibus Equity Incentive Plan and any other applicable equity incentive plan and award agreement(s).

For the avoidance of doubt, the foregoing provisions of this Section 4.5(a)-(d) shall be in lieu of any amounts set forth in Section 4.2(b).

4.6 Waiver and Release. In consideration for and as a condition to the payments and benefits provided and to be provided under Sections 4.2(b) and 4.5 of this Agreement, Executive agrees that Executive will, within forty-five (45) days after the termination of Executive’s employment hereunder, deliver to the Company, and not revoke, a fully executed general release agreement in a form that is acceptable to the Company and reasonably agreeable to Executive (which agreement by Executive shall not be unreasonably delayed or withheld) and which shall fully and irrevocably release and discharge the Company, its directors, officers, and employees from any and all claims, charges, complaints, liabilities of any kind, known or unknown, owed to Executive, other than any rights Executive may have under the terms of this Agreement that survive such termination of employment and other than any vested rights of Executive under any of the Company’s employee benefit plans or programs that, by their terms, survive or are unaffected by such termination of employment. Executive agrees that the payments and benefits contemplated by Sections 4.2(b) and 4.5 (and any applicable acceleration of any equity based award in connection with a termination within the temporal proximity to a Change of Control specified in Section 4.5) shall constitute the exclusive and sole remedy for any termination of Executive’s employment and the Executive covenants not to assert or pursue any other remedies, at law or in equity, with respect to any termination of employment. The foregoing provisions of this Section 4.6 shall not affect: (i) the Executive’s receipt of any benefits otherwise due terminated employees under group insurance coverage consistent with the terms of an applicable Company welfare benefit plan; (ii) the Executive’s rights to continued health coverage under COBRA; (iii) the Executive’s receipt of benefits otherwise due in accordance with the terms of the Company’s 401(k) plan (if any); or (iv) Executive’s right to seek government-provided unemployment benefits and workers’ compensation benefits.

4.7 Notice of Termination; Resignation from Board. Any termination of the Executive’s employment under this Agreement shall be communicated by written notice of termination from the terminating party to the other party. This notice of termination must be delivered in accordance with Section 18 and must indicate the specific provision(s) of this Agreement relied upon in effecting the termination. Upon termination of Executive’s employment for any reason, Executive shall be deemed to have resigned from all positions that Executive holds as an officer or member of the Board of Directors (or any committee thereof) of the Company or any of its affiliates. Executive agrees to promptly execute and provide to the Company any further documentation, as requested by the Company, to confirm such resignation.

4.8 Section 280G; Section 409A; and Sarbanes-Oxley. The following provisions of this Section 4.8 shall apply notwithstanding anything to the contrary contained herein.

(a) If any of the payments or benefits received or to be received by the Executive (including, without limitation, any payment or benefits received in connection with a Change in Control or the Executive’s termination of employment, whether pursuant to the terms of this Agreement or otherwise) (all such payments collectively referred to herein as the “280G Payments”) constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986 (the “Code”) and would, but for this Section 4.8, be subject to the excise tax imposed under Section 4999 of the Code (the “Excise Tax”), then prior to making the 280G Payments, a calculation shall be made comparing (i) the Net Benefit (as defined below) to the Executive of the 280G Payments after payment of the Excise Tax to (ii) the Net Benefit to the Executive if the 280G Payments are limited to the extent necessary to avoid being subject to the Excise Tax. Only if the amount calculated under (i) above is less than the amount under (ii) above will the 280G Payments be reduced to the minimum extent necessary to ensure that no portion of the 280G Payments is subject to the Excise Tax. “Net Benefit” shall mean the present value of the 280G Payments net of all federal, state, local, foreign income, employment, and excise taxes. In the event it is determined that a reduction of payments or benefits will be made pursuant to this Section 4.8, such reduction shall be made in the following order: (i) cash severance payments under this Agreement; (ii) accelerated vesting of any equity-based awards; (iii) non-cash benefits under this Agreement; and (iv) any other payments or benefits under this Agreement or otherwise. Any payments and benefits hereunder that constitute deferred compensation under Section 409A of the Code and that are payable based upon the occurrence of Executive’s termination of employment shall not be paid unless and until such termination of employment constitutes a “separation from service” within the meaning of Section 409A of the Code. If the Executive is a “specified employee” within the meaning of Treasury Regulation Section 1.409A-1(i) as of the date of the Executive’s Termination Date, the Executive shall not be entitled to any portion of the severance payments and benefits that constitute deferred compensation under Section 409A of the Code until the earlier of (i) the date which is six (6) months after his Termination Date for any reason other than death, or (ii) the date of the Executive’s death. The provisions of this subsection shall apply only if, and to the extent, required to avoid the imposition of any tax, penalty or interest pursuant to Section 409A of the Code. Any amounts otherwise payable to the Executive upon or in the six (6) month period following the Executive’s Termination Date that are not so paid by reason of this Section shall be paid (without interest) as soon as practicable (and in all events within thirty (30) days) after the date that is six (6) months after the Executive’s termination from employment (or, if earlier, as soon as practicable, and in all events within thirty (30) days, after the date of the Executive’s death). Each payment in a series of installments hereunder shall be considered a separate payment for purposes of Section 409A of the Code. payment and benefit hereunder shall constitute a “separately identified amount” within the meaning of Treasury regulation §1.409A-2(b)(2). Any payment that is deferred compensation subject to Section 409A of the Code which is conditioned upon Executive’s execution of a release and which is to be paid during a designated period for execution and effectiveness of the release that begins in one taxable year and ends in a second taxable year shall be paid as soon as practicable in the second taxable year. Any amount of expenses eligible for reimbursement, or in-kind benefit provided, during a taxable year shall not affect the amount of expenses eligible for reimbursement, or in-kind benefit to be provided, during any other taxable year. Any reimbursement shall be made no later than the last day of the taxable year following the taxable year in which the expenses to be reimbursed were incurred. The right to any reimbursement or in-kind benefit pursuant to this Agreement shall not be subject to liquidation or exchange for any other benefit.

(b) It is intended that any amounts payable under this Agreement and the Company’s and the Executive’s exercise of authority or discretion hereunder shall comply with (or be exempt from) and avoid the imposition of any tax, penalty or interest under Section 409A of the Code. This Agreement shall be construed and interpreted consistent with that intent. Nothing contained herein is intended to provide a guarantee of tax treatment to the Executive, and the Company shall have no liability whatsoever to Executive with respect to any tax, interest or penalties imposed with respect to amounts paid or payable hereunder by reason of Section 409A or Section 4999.

(c) To the extent required under Section 304 of the Sarbanes-Oxley Act of 2002, as amended, or other applicable law or rule, if the Company is required to prepare an accounting restatement due to the material noncompliance of the Company, as a result of misconduct, with any financial reporting requirement under the securities laws, the Executive shall reimburse the issuer to the extent required by such authority, including for (i) any bonus or other incentive-based or equity-based compensation received by the Executive from the Company during the 12-month period following the first public issuance or filing with the Securities and Exchange Commission (whichever first occurs) of the financial document embodying such financial reporting requirement; and (ii) any profits realized from the sale of securities of the issuer during that 12-month period.

5. Protective Covenants. As a condition of Executive’s employment, the Executive shall enter into the Employee Confidentiality and Restrictive Covenants Agreement between the Company and the Executive, attached hereto as Exhibit A (the “Restrictive Covenants Agreement”), which may be amended by the Parties from time to time without regard to this Agreement, including as may be required in the event of a relocation of the Company’s principal corporate office. The Restrictive Covenants Agreement contains provisions that are intended by the Parties to survive and do survive termination of this Agreement. In the interest of clarity, in the event of a breach of the Restrictive Covenants Agreement by Executive, the Company may discontinue any post-employment payments made pursuant to this Agreement.

6. Non-Disparagement. Executive agrees and covenants that the Executive will not at any time make, publish, or communicate to any person or entity or in any public forum any defamatory or disparaging remarks, comments, or statements concerning the Company or its businesses, or any of its employees, officers, and existing and prospective customers, suppliers, investors and other associated third parties. Notwithstanding the foregoing, nothing in this Agreement is intended to or will be used in any way to prevent Executive from testifying truthfully under oath in a judicial proceeding, to limit Executive’s right to communicate with a government agency or legislative body (including any committee thereof), as provided for, protected under or warranted by applicable law, or to impede Executive from exercising protected rights to the extent that such rights cannot be waived by agreement.

7. Return of Company Property. Executive agrees that upon the termination of his employment for any reason, or upon the Company’s request at any time, Executive shall (i) immediately deliver to the Company all tangible and intangible property owned by the Company and within the possession or control of Executive, including, without limitation, access cards, keys, computers, computing devices, cell phones, memory devices, computer files, notes, documents, records and any other tangible item, together with all copies of any of the foregoing, and any other material containing, summarizing, referencing, or incorporating in any way or otherwise disclosing any Confidential Information (as defined in the Restrictive Covenants Agreement) or Work Product (as defined in the Restrictive Covenants Agreement), and (ii) immediately delete and erase from any tangible and intangible property not owned by the Company and within the possession or control of Executive any material containing, summarizing, referencing, or incorporating in any way or otherwise disclosing any Confidential Information or Work Product.

8. Executive’s Cooperation. During the Employment Period and for the six-year period thereafter, the Executive shall cooperate with the Company in any internal investigation, any administrative, regulatory or judicial proceeding or any dispute with a third party (each, an “Action”) as reasonably requested by the Company including, without limitation, the Executive using reasonable efforts to be available to the Company upon reasonable notice for interviews and factual investigations, to appear at the Company’s request to give testimony without requiring service of a subpoena or other legal process, to volunteer to the Company all pertinent information and turn over to the Company all relevant documents which are or may come into Executive’s possession during the Employment Period in connection with the performance of the Executive’s duties hereunder. In connection with requesting the Executive’s cooperation after the Employment Period, the Company shall (a) make reasonable efforts to minimize disruption of the Executive’s other activities; (b) reimburse the Executive for reasonable expenses incurred in connection with such cooperation; and (c) to the extent that the Executive is required to spend substantial time on such matters, the Company shall compensate the Executive at an hourly rate based on the Executive’s Salary as of the date of his termination. For the avoidance of doubt, this Section shall not apply with respect to any Action (other than an internal investigation) where the Company is adverse to the Executive.

9. Withholding Taxes; Clawback. Notwithstanding anything else herein to the contrary, the Company may withhold (or cause there to be withheld, as the case may be) from any amounts otherwise due or payable under or pursuant to this Agreement such federal, state and local income, employment, or other taxes as may be required to be withheld pursuant to any applicable law or regulation. Notwithstanding any other provision in this Agreement to the contrary, any incentive-based compensation or any other compensation paid to Executive pursuant to this Agreement or any other agreement or arrangement with the Company which is subject to recovery under any law, government regulation or stock exchange listing requirement, will be subject to such deductions and clawback as may be required to be made pursuant to such law, government regulation or stock exchange listing requirement (or any policy adopted by the Company pursuant to any such law, government regulation or stock exchange listing requirement).

10. Successors and Assigns. This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives. The Company may assign this Agreement (including its exhibit) to any to any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company. This Agreement (including its exhibit) shall inure to the benefit of and be binding upon the Company and permitted successors and assigns.

11. Rules of Construction. Where the context requires, the singular shall include the plural, the plural shall include the singular, and any gender shall include all other genders. Where specific language is used to clarify by example a general statement contained herein, such specific language shall not be deemed to modify, limit, or restrict in any manner the construction of the general statement to which it relates. Unless otherwise expressly provided herein, all determinations to be made by the Compensation Committee or the Board under this Agreement shall be made in their sole discretion.

12. Section Headings. The section headings of, and titles of sections, paragraphs, subsections and subparagraphs contained in, this Agreement are for the purpose of convenience only, and they neither form a part of this Agreement nor are they to be used in the construction or interpretation thereof.

13. Governing Law; Arbitration; Waiver of Jury Trial.

13.1 Except as provided in Section 13.2 below regarding the Federal Arbitration Act, THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICTING PROVISION OR RULE (WHETHER OF THE STATE OF NEW YORK OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF NEW YORK TO BE APPLIED. IN FURTHERANCE OF THE FOREGOING, THE INTERNAL LAW OF THE STATE OF NEW YORK WILL CONTROL THE INTERPRETATION AND CONSTRUCTION OF THIS AGREEMENT, EVEN IF UNDER SUCH JURISDICTION’S CHOICE OF LAW OR CONFLICT OF LAW ANALYSIS, THE SUBSTANTIVE LAW OF SOME OTHER JURISDICTION WOULD ORDINARILY APPLY.

13.2 Except for the limited purpose provided in subsection 13.2(c) below, any Claim (as defined below) between the Parties shall, in lieu of being submitted to a court of law, be submitted to binding arbitration in accordance with the then-current Employment Arbitration Rules of the American Arbitration Association (the “AAA”). A copy of the AAA Rules is available for review and downloading at: https://www.adr.org/employment.

(a) The Parties hereto agree that (i) one arbitrator, who shall be a retired judge, shall be selected pursuant to the rules and procedures of the AAA; (ii) the arbitrator shall have the power to award injunctive relief or to direct specific performance; (iii) the arbitration hearing shall be conducted within twenty-five (25) miles of the Company’s then-principal place of operations; (iv) because the Company has valuable trade secrets and proprietary and confidential information, the arbitration proceedings hereunder shall be treated by the Parties and the arbitrator as strictly confidential, to the fullest extent permitted by the AAA’s rules; (v) the decision of the arbitrator shall be set forth in writing, shall set forth the essential findings and conclusions upon which the decision is based, and shall be final and binding upon the Parties; (vi) each of the Parties, unless otherwise required by applicable law, shall bear its own attorneys’ fees, costs and expenses; and (vii) payment of arbitrator compensation and administrative fees, including any allocation or reallocation of such payment as directed by the arbitrator, shall be determined by the AAA’s rules for negotiated employment agreements. Nothing in this Section 13.2 shall be construed as providing the Executive a cause of action, remedy or procedure that the Executive would not otherwise have under this Agreement or the law.

(b) Executive and the Company mutually consent to the final resolution by binding arbitration of any and all claims between them arising out of or in any way related to this Agreement, the termination of this Agreement, the terms and conditions of Executive’s employment or compensation, or the termination of Executive’s employment, including any federal, state or local statutory claims (the “Claims”). Executive understands this means that the Company and Executive are agreeing to waive the Parties’ respective rights to sue in court and have a judge and jury decide any Claims, and instead are agreeing to have their Claims decided exclusively by an arbitrator, which is different than a court action.

(c) Executive and the Company understand that this agreement to arbitrate does not preclude either party from seeking declaratory relief or injunctive relief from a court in aid of an arbitration proceeding for claims relating to the obligations and restrictive covenants in Exhibit A hereto (including the enforceability or breach of the obligations and restrictive covenants in Exhibit A). Any such court action for declaratory relief or injunctive relief in aid of arbitration shall be brought exclusively in a state or federal court located in the state in which the Company’s principal corporate office is then located.

(d) This agreement to arbitrate provides for arbitration of Claims between Executive, individually, and the Company. To the maximum extent permitted by law, no arbitration shall include any disputes, claims, or controversies against the Company on behalf of any other employees of the Company (or any of its affiliates), such as class actions or collective actions. The arbitrator shall not have the authority to hear or issue any award concerning the claims of a class or collective action or to consolidate the claims of more than one individual or the claims of a class of employees into a single arbitration proceeding, to the maximum extent permitted by law.

(e) Executive and the Company agree, unless otherwise required by applicable law, to the exclusive jurisdiction of the state or federal courts located in the state in which the Company’s principal corporate office is then located for (i) seeking to compel arbitration; (ii) seeking interim declaratory relief or interim injunctive relief in aid of arbitration; (iii) seeking entry of judgment on, and/or enforcement of, the award rendered by the arbitrator; and/or (iv) seeking to vacate or modify the arbitrator’s award, which vacatur or modification of the arbitration award may only be granted on the grounds specified in the Federal Arbitration Act or other applicable law.

(f) The agreement to arbitrate in this Section 13.2 shall be governed by the Federal Arbitration Act. The Parties agree that this agreement to arbitrate Claims shall survive the termination of this Agreement and Executive’s employment with the Company for any reason.

13.3 TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR INVOLVING THE CLAIMS.

14. Severability. The parties desire that the provisions of this Agreement (including its exhibit) be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement (including Exhibit A hereto) is found to be invalid, prohibited, or unenforceable under any present or future law, and if the rights and obligations of any party under this Agreement will not be materially and adversely affected thereby, such provision shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. To this end, the provisions of this Agreement (including Exhibit A) are declared to be severable. Notwithstanding the foregoing, if such provision could be more narrowly drawn (as to geographic scope, period of duration or otherwise) so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement (including Exhibit A) or affecting the validity or enforceability of such provision in any other jurisdiction.

15. Entire Agreement. This Agreement embodies the entire agreement of the parties hereto respecting the matters within its scope. This Agreement supersedes all prior and contemporaneous agreements of the parties hereto that directly or indirectly bears upon the subject matter hereof, including, without limitation, any term sheet or offer letter prepared in connection herewith. Notwithstanding the foregoing, the parties acknowledge and agree that any Award Agreement or Restrictive Covenants Agreements that may be executed prior to or simultaneously with the Effective Date are not superseded by this Agreement. Any prior negotiations, correspondence, agreements, proposals, or understandings relating to the subject matter hereof shall be deemed to have been merged into this Agreement, and to the extent inconsistent herewith, such negotiations, correspondence, agreements, proposals, or understandings shall be deemed to be of no force or effect. There are no representations, warranties, or agreements, whether express or implied, or oral or written, with respect to the subject matter hereof, except as expressly set forth herein. Notwithstanding the foregoing integration provisions, the Executive acknowledges having received and read the Company’s Code of Business Conduct and Ethics and agrees to conduct himself in accordance therewith as in effect from time to time.

16. Modifications. This Agreement may not be amended, modified, or changed (in whole or in part), except by a formal, definitive written agreement expressly referring to this Agreement, which agreement is executed by both of the parties hereto.

17. Waiver. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver. Failure or delay on the part of a party to exercise fully any right, remedy, power or privilege under this Agreement shall not operate as a waiver thereof. Any single or partial exercise of any right, remedy, power, or privilege shall not preclude any other or further exercise of the same or of any right, remedy, power or privilege. Waiver of any right, remedy, power or privilege with respect to any occurrence shall not be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence.

18. Notices. Any notice provided for in this Agreement must be in writing and must be either personally delivered, transmitted via telecopier, mailed by first class mail (postage prepaid and return receipt requested), or sent by reputable overnight courier service (charges prepaid) to the recipient at the address below indicated or at such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party. Notices will be deemed to have been given hereunder and received when delivered personally, when received if transmitted via telecopier, five days after deposit in the U.S. mail, and one day after deposit on a weekday with a reputable overnight courier service.

If to the Company:

Delcath Systems, Inc.

1633 Broadway, 22nd Floor, Suite C

New York, NY 10019

810 Seventh Avenue, FL 35

New York, NY 10019

Facsimile: (212)     -

Attn: Chair of the Board of Directors

with a copy to:

David Broderick, Esq.

McCarter & English, LLP

Four Gateway Center

100 Mulberry Street

Newark, New Jersey 07102

Facsimile: (973) 624-7070

If to the Executive, to the address most recently on file in the payroll records of the Company.

19. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original as against any party whose signature appears thereon, and all of which together shall constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories. Photographic copies of such signed counterparts may be used in lieu of the originals for any purpose. Transmission of a signature page via PDF or facsimile transmission shall have the same effect as transmission of an original signature.

20. Legal Counsel. Each party recognizes that this is a legally binding contract and acknowledges and agrees that they have had the opportunity to consult with legal counsel of their choice. In any construction to be made of this Agreement, the parties agree the Agreement shall not be construed against either party on the basis of that party being the drafter of such language. The Executive agrees and acknowledges that he has read and understands this Agreement, is entering into it freely and voluntarily, and has been advised to seek counsel prior to entering into this Agreement and has had ample opportunity to do so.

IN WITNESS WHEREOF, the Company and the Executive have executed this Agreement as of August 31, 2020.

“COMPANY”

DELCATH SYSTEMS, INC.

By:	/s/ Roger G. Stoll
Name:	Dr. Roger G. Stoll, Ph.D.
Title:	Chair, Board of Directors

“EXECUTIVE”

/s/ Gerard Michel
Gerard Michel

EXHIBIT A

Employee Confidentiality and Restrictive Covenants Agreement

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Delcath Systems, Inc.

EMPLOYEE CONFIDENTIALITY, INVENTION ASSIGNMENT

AND RESTRICTIVE COVENANTS AGREEMENT

This EMPLOYEE CONFIDENTIALITY, INVENTION ASSIGNMENT AND RESTRICTIVE COVENANTS AGREEMENT (“Agreement”) is made and entered into this 31st day of August, 2020, between Delcath Systems, Inc., on behalf of itself and its predecessors, divisions, affiliates, successors, and assigns (collectively, the “Company”), and Gerard Michel (“Employee”).

WHEREAS, the Company wishes to obtain reasonable protection of its trade secrets and confidential and proprietary business and technical information which it has developed or acquired and will develop or acquire at substantial expense and effort and which the Company takes reasonable measures under the circumstances to protect from unauthorized use, disclosure and/or appropriation, and

WHEREAS, the Company wishes to obtain reasonable protection against unfair competition during the Employees employment by the Company and following termination of the Employee’s employment by the Company and, to further protect against unfair use of its trade secrets and confidential and proprietary business and technical information, the Company desires to have Employee execute this Agreement, and

WHEREAS, the Company wishes to obtain reasonable protection of its customer relationships, good will and relationships with its well-trained and stable workforce, for which the Company has invested and will invest substantial money and effort to develop and maintain, and

WHEREAS, by virtue of Employee’s employment with the Company, Employee will learn of, have access to, and/or develop confidential and proprietary information and trade secrets of the Company and will have contacts with the Company’s valuable customer base and its workforce, all of which the Company has a legitimate business interest in protecting, and

WHEREAS, the Employee is willing to execute this Agreement and grant the Company the benefits of the duties and restrictive covenants contained herein, which Employee agrees are material and necessary for the Company’s protection.

THEREFORE, in consideration of, and as a condition of, Employee’s initial and continuing employment by the Company and in consideration of the compensation and benefits paid to Employee and hereafter to be paid to Employee by the Company (including, for example, base salary, bonus opportunities and a grant of stock options) and the Confidential Information that will be entrusted to Employee in Employee’s capacity as an employee or agent of the Company, Employee agrees as follows:

1. NO PRIOR CONFLICTING CONTRACTS.

Employee represents that Employee’s employment or potential employment by the Company is not in violation of any contract or covenants (including any confidentiality, non-competition or non-solicitation agreement) to which Employee is a party with any employer, entity, or person, nor will Employee’s employment violate any decree, judgment or order to which Employment may be subject. Employee agrees not to use or disclose in Employee’s work with the Company any secret or confidential information of others, including prior employers, unless such information is rightfully possessed by the Company.

2. DEFINITIONS

(a) Confidential Information. For purposes of this Agreement, “Confidential Information” is to be broadly defined as any information of a confidential, non-public or proprietary nature pertaining to the Company or to the business, operations, activities, products or services of the Company and that is used, developed, or obtained by the Company in connection with its business, including information obtained by Employee while employed by the Company and information developed by Employee in the course of employment by the Company as if the Company furnished the same Confidential Information to the Employee in the first instance. Confidential Information includes, but is not limited to, information, observations, and data concerning (i) the business or affairs of the Company; (ii) products or services; (iii) fees, costs, compensation, and pricing structures; (iv) designs; (v) chemical compositions, equipment, materials, designs, procedures, processes, and techniques used in, or related to, the development, manufacture, assembly, fabrication or other production and quality control of the Company’s products; (vi) proprietary technical information, strategies and/or specifications (including, but not limited to, supplier specifications); (vii) clinical trial data, as well as pre-clinical and clinical testing data and strategies, laboratory notes and laboratory notebooks and any protected health information that is created, received or maintained by the Company related to an individual’s health care that directly or indirectly identifies the individual; (viii) analyses; (ix) drawings, photographs and reports; (x) computer software, including operating systems, applications, and program listings; (xi) flow charts, manuals, and documentation; (xii) data or data bases; (xiii) accounting and business methods; (xiv) inventions, devices, new developments, research, methods and processes, whether patentable or unpatentable and whether or not reduced to practice; (xv) customers and clients and customer or client lists; (xvi) other copyrightable works; (xvii) all production methods, processes, technology, trade secrets, copyrights, derivative works, mask works, know-how, and other intellectual property; (xviii) information about Company products already developed or that will be developed in the field of cancer treatment, including interventional oncology for the treatment of primary and metastatic liver cancers; (xix) expansion plans (including existing and entry into new geographic and/or product markets); (xx) information received in confidence by the Company from its customers, clients, suppliers, distributers, business partners or other third parties; and (xxi) all similar and related information in whatever form, such as files, letters, notes, analysis, emails, memoranda, reports, records, computer disks or other computer storage medium, data, models or any photographic or other tangible materials containing or derived from such information. Confidential Information will not include any information that has been published (other than a disclosure by Employee in breach of this Agreement) in a form generally available to the public prior to the date Employee proposes to disclose or use such information. Confidential Information will not be deemed to have been published merely because individual portions of the information have been separately published, but only if all material features comprising such information have been published in combination.

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(b) Work Product. For purposes of this Agreement, the term “Work Product” means all inventions, innovations, improvements, technical information, systems, software developments, discoveries, methods, designs, processes, analyses, drawings, reports, service marks, trademarks, trade names, logos, and all similar or related information (whether patentable or unpatentable, copyrightable, registerable as a trademark, reduced to writing, or otherwise) that relates to the Company’s actual or anticipated business, research and development, or existing or future products or services and which are conceived, developed, or made by Employee (whether or not during usual business hours, whether or not by the use of the facilities of the Company, and whether or not alone or in conjunction with any other person) while employed by the Company (including those conceived, developed, or made as a Company employee prior to the effective date of this Agreement) together with all patent applications, letters patent, trademark, trade name and service mark applications or registrations, copyrights and reissues thereof that may be granted for or upon any of the foregoing.

3. CONFIDENTIALITY REQUIREMENTS.

(a) Employee acknowledges and agrees that, as a result of the nature of the Company’s business and the nature of Employee’s position with the Company, Employee will come into contact with, have access to and/or develop in the course of employment Confidential Information (as defined above) belonging to the Company. Employee acknowledges that the aforementioned Confidential Information is unique and not generally known to the public and has been developed, acquired and compiled by the Company at its great effort and expense. Employee further acknowledges that the Confidential Information derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, and is the subject of reasonable efforts to maintain its secrecy.

(b) Employee further acknowledges and agrees that any disclosure or use of the Company’s Confidential Information by Employee, other than in connection with the Company’s business or as specifically authorized by the Company, will be or may become highly detrimental to the business of the Company, and serious loss of business and damage to the Company will or may result.

(c) Accordingly, Employee agrees to hold all Confidential Information in the strictest confidence and agrees to safeguard and not use, disclose, divulge or reveal the Company’s Confidential Information to any person, either during Employee’s employment or at any time after the termination of Employee’s employment with the Company, without specific prior written authorization from an executive officer of the Company. If Employee is an executive officer of the Company, Employee must obtain prior written authorization from the Chief Executive Officer. If Employee is the Chief Executive Officer of the Company, Employee must obtain prior written authorization from the Company’s Board of Directors. Employee further agrees to take all reasonable precautions necessary to ensure that the Confidential Information shall not be, or be permitted to be, shown, copied or disclosed to third parties, without the prior written consent of the Company, and to observe all security policies implemented by the Company from time to time with respect to the Confidential Information.

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(d) Employee further agrees to promptly deliver to the Company, upon the termination of Employee’s employment with the Company, or at any other time as the Company may so request, all Company property, including but not limited to laptops, personal digital assistants (PDAs), tablet devices, cell phones, digital storage media, and all documentation, memoranda, notes, customer lists, records, reports, blueprints, software, drawings, computer disks, programs, and any other documents (and all copies thereof) containing Confidential Information or Work Product or relating to the Company’s business and any property associated therewith, which Employee may then possess or have under Employee’s control. Following the termination of the employment relationship, Employee shall not retain any written or other tangible material containing any information concerning or disclosing any of the Confidential Information or Work Product of the Company.

(e) Notice Pursuant to the Defend Trade Secrets Act of 2016. Notwithstanding any other provision of this Agreement:

(i) Employee will not be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that:

(A) is made: (1) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (2) solely for the purpose of reporting or investigating a suspected violation of law; or

(B) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding.

(ii) If Employee files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Employee may disclose the Company’s trade secrets to the Employee’s attorney and use the trade secret information in the court proceeding if the Employee:

(A) files any document containing the trade secret under seal; and

(B) does not disclose the trade secret, except pursuant to court order.

4. THE COMPANY’S OWNERSHIP OF WORK PRODUCT.

(a) Employee acknowledges and agrees that all Work Product, including all inventions (whether patentable or not and whether new developments or improvements) and all business ideas (including copyrightable works), that relates directly to any business of the Company or its actual or demonstrably anticipated research or development, or results from Employee’s work for the Company, or uses the Company’s equipment, supplies, facilities or information (including trade secret information), and which Employee (alone or in conjunction with others) conceives or develops on the job or elsewhere while employed by the Company (including those that Employee conceived or developed as an employee prior to signing this Agreement) or within one year after the termination of the Employee’s employment, are and shall be the exclusive property of the Company, and Employee hereby assigns all right, title and interest in and to such Work Product to the Company, including all intellectual property rights therein.

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(b) Without limiting the Company’s rights under subsection (a) above, Employee acknowledges that, by reason of being employed by the Company at the relevant times, to the extent permitted by law, all of Employee’s Work Product consisting of copyrightable subject matter is “work made for hire” as defined in the United States Copyright Act, 17 U.S.C. § 101 et seq., and such copyrights are therefore owned by the Company.

(c) Employee shall promptly disclose all Work Product to the Company, shall execute at the request of the Company any written assignments or other documents the Company may deem necessary to protect or perfect its rights therein, and shall assist the Company, at the Company’s expense, in obtaining, defending, and enforcing the Company’s rights therein. Employee, if and whenever required to do so (whether during or after the termination of his or her employment), shall at the expense of the Company apply or join in in applying for copyrights, patents or trademarks or other equivalent protection for the Company in the United States or in other parts of the world for any Work Product. Employee hereby appoints the Company as Employee’s attorney-in-fact to execute on Employee’s behalf any assignments or other documents deemed necessary by the Company to protect or perfect the Company’s rights to any Work Product worldwide.

5. NON-COMPETITION.

(a) Employee acknowledges and agrees that the Company has invested and will invest substantial time, effort, resources and finances in the research, development and commercialization of the Company’s product(s) and is engaged in a highly competitive business and that, by virtue of the position in which Employee is employed, he or she will help create and will be given access to Confidential Information. If the Employee engages in any business that is competitive with the Company it will cause great and irreparable harm to the Company, the monetary loss from which would be difficult, if not impossible, to measure.

(b) Consequently, Employee covenants and agrees that so long as Employee is employed by the Company, and for a period of one (1) year following termination of Employee’s employment with the Company, whether such termination is voluntary or involuntary, Employee will not, directly or indirectly (whether as an individual for Employee’s own account, or as a partner, joint venturer, employee, agent, consultant or sales representative, officer, director or shareholder of any entity or otherwise), engage in, enter the employ of, render any services to, have any ownership interest in, nor participate in the financing, operation, management or control of, any Competing Business, or in any manner compete with the Company, in any country in which the Company does business, without the Company’s specific written consent to do so. “Competing Business” shall mean any business that competes with the Company in the research, design, development, identification, manufacture, marketing, or sales of any drug, device or combination of drug and device for the treatment of any liver cancers or any targeted regional cancer or infectious disease drug delivery systems.

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The restrictions contained in this section shall not prevent Employee from accepting employment with a large diversified organization with separate and distinct divisions that do not compete, directly or indirectly, with the Company, as long as prior to accepting such employment the Company receives separate written assurances from the prospective employer and from Employee, satisfactory to the Company, to the effect that Employee will not render any services, directly or indirectly, to any division or business unit that competes, directly or indirectly, with the Company. During the restrictive period set forth in this section, Employee will inform any new employer, prior to accepting employment, of the existence of this Agreement and provide such employer with a copy of this Agreement.

Nothing in this Agreement shall be construed to prevent or otherwise restrict or limit the Employee from owning shares and investing (as a passive investor), directly or indirectly, in the stock of any publicly traded competing corporation whose shares are listed on a national securities exchange or traded in the over-the-counter market, but only if Employee does not own more than an aggregate of one percent (1%) of the outstanding stock of such corporation provided that such ownership represents a passive investment and that Employee is not a controlling person of, or a member of a group that controls, such corporation.

6. NON-SOLICITATION OF CUSTOMERS AND EMPLOYEES.

(a) Employee acknowledges and agrees that, during the course of Employee’s employment by the Company, Employee may come into contact with and become aware of some, most, or all of the Company’s customers and employees, past, present, and prospective, and their names and addresses, as well as other information about the customers and employees not publicly available. Employee further acknowledges and agrees that the loss of such customers and employees may cause the Company great and irreparable harm.

(b) Consequently, Employee covenants and agrees that, if Employee’s employment with the Company terminates, whether such termination is voluntary or involuntary, Employee will not, for a period of one (1) year following such termination, directly or indirectly (whether as an individual for Employee’s own account, or as a partner, joint venturer, employee, agent, consultant or sales representative, officer, director or shareholder of any entity or otherwise), solicit or attempt to solicit to do business that would compete with the Company in any of its or their material businesses, including, without limitation, the research, design, development, identification, manufacture, marketing, or sales of targeted regional cancer or infectious disease drug delivery systems. As part of this covenant, Employee shall not directly or indirectly solicit or attempt to solicit any business from, render services to, or accept business from any of the Company’s customers with whom/which Employee had material contact during the twenty four (24) months immediately preceding the termination of Employee’s employment with the Company, for the purpose of providing products or services competitive with the Company. As used in this Section, “material contact” shall mean the contact between Employee and each customer (i) with whom or which Employee dealt on behalf of the Company; (ii) whose dealings with the Company were coordinated or supervised by Employee; or (iii) about whom or which Employee obtained confidential information in the ordinary course of business as a result of the Employee’s association with the Company.

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(c) Employee also agrees that, for a period of one (1) year following termination of Employee’s employment with the Company, whether such termination is voluntary or involuntary, Employee will not, directly or indirectly (whether as an individual for Employee’s own account, or as a partner, joint venturer, employee, agent, consultant or sales representative, officer, director or shareholder of any entity or otherwise), solicit, induce or attempt to solicit or induce any (i) then current employee of the Company to leave employee’s employment with the Company to become employed by any person, firm, corporation, or other entity; or (ii) consultant, distributor, supplier, representative or agent of the Company to terminate or curtail its relationship with the Company.

7. ENFORCEMENT OF COVENANTS.

(a) Employee acknowledges and agrees that the obligations and restrictions, including their duration and scope, in Sections “3”, “4”, “5” and “6” are reasonably required for the protection of the legitimate interests of the Company in view of: the highly competitive nature of the businesses in which the Company is engaged; the fact that a business competitive with that of the Company may be carried on anywhere in the United States or elsewhere; and Employee’s exposure to the Company’s Confidential Information, Work Product, customers, suppliers, employees and other service providers by virtue of the employment retention relationship. Employee acknowledges and agrees that the post-employment covenants in Sections 5 and 6 would not prevent Employee from earning a living given his/her education, skills, experience and ability.

(b) Employee acknowledges that a breach by Employee of any of the terms of this Agreement will result in material, irreparable injury to the Company for which any remedy at law will not be adequate. Moreover, it will not be possible to measure damages for such injuries precisely and, in the event of such a breach or threat of breach, the Company shall be entitled to obtain a temporary restraining order and/or a preliminary or permanent injunction restraining Employee from engaging in activities prohibited by this Agreement, together with such other relief as may be required to enforce specifically any of the terms of this Agreement. Employee consents to such temporary, preliminary, or permanent injunctive relief. Nothing in this Agreement shall be construed as prohibiting the Company from pursuing any other available remedies for breach or threatened breach of this Agreement, including recovery of damages, court costs, and attorneys’ fees.

(c) If the Company is required to enforce any of its rights hereunder through legal proceedings, Employee shall reimburse the Company for all reasonable costs, expenses, and attorneys’ fees incurred by the Company in connection with the enforcement of its rights hereunder.

(d) Employee understands and agrees that nothing in this Agreement creates a contract, express or implied, of employment for any specified period. Employee’s employment may be terminated by Employee or the Company at any time and for any reason or no reason, unless expressly limited by a separate writing executed by both the Company and Employee.

(e) Employee is hereby advised that he has the right to consult with counsel of his choosing prior to signing this Agreement, and Employee hereby acknowledges having consulted with counsel of his choosing prior to signing this Agreement. Employee further acknowledges and agrees that Executive received a copy of this Agreement with the Company’s offer of employment and that Executive had in excess of ten (10) days to review and consider this Agreement prior to commencing employment with the Company.

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(f) If one or more provisions of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal, or unenforceable, Employee agrees the validity, legality, and enforcement of the remaining provisions of the Agreement shall not in any way be affected or impaired. Employee also agrees that the language contained in Sections “3”, “4”, “5” and “6” of the Agreement is reasonable in scope and that Employee will not raise any issue regarding the reasonableness of the Agreement as a defense in any proceeding to enforce the Agreement. If a court determines that the language contained in Sections “3”, “4”, “5” and “6” of the Agreement is not reasonable, the parties agree that the court may modify and reform such provisions to the maximum period of restriction, activities, term, or geographic scope that the court deems reasonable, whether by rewriting the provision, deleting any or all of the provision, adding additional language to this Agreement, or by making such other modification as the court deems warranted to carry out the intent and agreement of the parties as embodied herein to the maximum extent permitted by law.

8. WAIVER OF BREACH.

The waiver by the Company of a breach of any provision of this Agreement by Employee shall not operate or be construed as a waiver of any subsequent breach by Employee, and the failure of the Company to take action against any other employee(s) for similar breach(es) on their part, shall not be construed as a waiver of a breach by Employee.

9. AGREEMENT BINDING.

This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the Company, and the heirs, executors, and administrators of Employee. The Company shall have the right to transfer and assign all or any portion of its rights and obligations hereunder to any third party.

10. APPLICABLE LAW AND CHOICE OF FORUM.

This Agreement shall be governed by and construed in accordance with the laws of the State of New York, where the Company’s principal corporate office and Employee’s principal place of employment are located. The parties, being desirous of having any disputes resolved in a forum having a substantial body of law and experience with matters contained herein, and the parties having a substantial connection with the State of New York, agree that any action or proceeding with respect to this Agreement shall be brought in a state or federal court located within the State of New York. The parties consent to the personal jurisdiction of the state and federal courts of New York should a legal action to enforce this Agreement be necessary. In the event the Company may relocate its principal corporate office to a state other than New York during the period of Employee’s employment, the parties mutually agree to amend this Agreement as may be necessary to (a) conform to the laws of the state of the Company’s new principal corporate office and carry out the intent and agreement of the parties as embodied herein to the maximum extent permitted by such state’s laws; and (b) reflect that any action or proceeding with respect to this Agreement shall then be brought in a state or federal court located within the state of the Company’s new principal corporate office and that the parties consent to the personal jurisdiction of such state and federal courts should a legal action to enforce this Agreement be necessary.

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11. MODIFICATION.

This Agreement may only be modified by the express written consent of both parties.

12. ENTIRE AGREEMENT.

This Agreement constitutes the entire understanding between Company and Employee with respect to the subject matter hereof and supersedes and replaces all prior contracts, agreements and understandings related to the same subject matter between the parties.

13. SECTION HEADINGS

The section headings appearing in this Agreement are inserted only as a matter of convenience and in no way define, limit, construe or describe the scope or extent of such section or in any way affect such section.

I have read and understand this Agreement and I agree to abide by its terms.

GERARD MICHEL		DELCATH SYSTEMS, INC.

/s/ Gerard Michel		/s/ Roger G. Stoll
(Signature)		(Signature)

Date	8/30/2020	Roger G. Stoll
Name

/s/ Shuree Harrison		Chairman
Witness		Title
8/31/20
Date

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